Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Spinnaker ETF Trust and to the use of our report dated April 29, 2020 on the financial statements and financial highlights of The Cannabis ETF, a series of shares of beneficial interest in Spinnaker ETF Trust. Such financial statements and financial highlights appear in the February 29, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 25, 2020